Filed pursuant to Rule 424(b)(3)

Registration No. 333-233363

Prospectus Supplement No. 1

(To Prospectus dated March 31, 2021)

INX LIMITED

130,000,000 INX Tokens

This is a supplement (“Prospectus Supplement”) to the prospectus, dated March 31, 2021 (the “Prospectus”) of INX Limited (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration Nos. 333-233363).

This Prospectus Supplement updates and should be read in conjunction with, and delivered with, the Prospectus. To the extent there is a discrepancy between the information contained herein and the information in the Prospectus, the information contained herein supersedes and replaces such conflicting information.

This prospectus supplement consists of the Report on Form 6-K filed with the Securities and Exchange Commission on April 5, 2021 as set forth below.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Purchasing INX Tokens involves a high degree of risk. See “Risk Factors” beginning on page 15 of the Prospectus.

None of the United States Securities and Exchange Commission, the Gibraltar Financial Services Commission, or any state securities commission or other jurisdiction has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is April 5, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer Pursuant to Rule 13a-16 or 15d-16

Under the Securities Exchange Act of 1934

For the Month of April 2021

333-233363

(Commission File Number)

INX LIMITED

(Exact name of Registrant as specified in its charter)

Unit 1.02, 1st Floor

6 Bayside Road

Gibraltar, GX11 1AA

Tel: +350 200 79000

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F ☒     Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ____

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ____

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated April 5, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INX Limited

Date: April 5, 2021	By:	/s/ Shy Datika
Shy Datika

Exhibit 99.1

INX ANNOUNCES APRIL 22nd AS THE OFFICIAL

LAST DAY OF ITS TOKEN OFFERING

The INX Digital trading platform will be officially launched for global trading shortly after the IPO ends, and the INX token is expected to list on at least one public trading platform by the end of May, 2021

NEW YORK, April 5th, 2021--INX Limited (“INX” or the “Company”), the blockchain-based platform for trading digital securities and cryptocurrencies, announces today the closing of its token initial public offering at 5pm EST on April 22nd. April 22nd will be the last day that the INX token is offered for sale by the company at the $0.90 per token IPO price.

Shy Datika, CEO of INX made the announcement. “INX has secured its position as the first to execute an SEC-registered digital security IPO for both retail and institutional investors. We look forward to opening in the secondary market with equal success.”

To sign up for an INX Limited account, please visit www.inx.co For more information, please visit the website www.inx.co and follow the platform on Telegram, Reddit, Instagram, Facebook, Twitter, YouTube or LinkedIn.

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About INX

INX aims to provide investors with a regulated trading platform for digital securities and cryptocurrencies, combining traditional markets expertise and an innovative fintech approach. INX is led by an experienced team of business, finance, and blockchain technology experts unified by the vision of redefining the world of capital markets via the leveraging of blockchain technology and an innovative regulatory path.

Press Inquiries:

INX Limited

Denise Weaver

Pistol x Stamen

Tel: 310-721-6710

Email: dweaver@pistolandstamen.com